Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232226, 333-229852, 333-223197, 333-216235, 333-209771, 333-202445, 333-196490, 333-193716 and 333-191299 on Form S-8 of our reports dated February 21, 2020, relating to the consolidated financial statements and financial statement schedule of FireEye, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 21, 2020